UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



       Date of Report: (Date of earliest event reported) October 20, 2004



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                               1-3247              16-0393470
(State or other jurisdiction           (Commission         (I.R.S. Employer
of incorporation)                      File Number)        Identification No.)


One Riverfront Plaza, Corning, New York                    14831
(Address of principal executive offices)                   (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)


N/A
(Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition
--------------------------------------------------------

Item 7.01  Regulation FD Disclosure
-----------------------------------

The following information is furnished pursuant to Item 2.02, "Results of Operations and Financial Condition" and Item 7.01, "Regulation FD Disclosure."

On October 20, 2004, Corning Incorporated issued a press release setting forth Corning Incorporated's third quarter 2004 earnings. A copy of Corning Incorporated's press release is attached hereto as Exhibit 99 and hereby incorporated by reference.

Exhibit Index

99   Press Release dated October 20, 2004 issued by Corning Incorporated

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              CORNING INCORPORATED
                              Registrant



Date: October 20, 2004        By    /s/  KATHERINE A. ASBECK
                                         ------------------------------------
                                         Katherine A. Asbeck
                                         Senior Vice President and Controller

                                                                     Exhibit 99
                                                                     ----------





FOR RELEASE -- OCTOBER 20, 2004

Media Relations Contact:                    Investor Relations Contact:
Daniel F. Collins                           Kenneth C. Sofio
(607) 974-4197                              (607) 974-7705
collinsdf@corning.com                       sofiokc@corning.com

                      Corning Reports Third-Quarter Results

CORNING, N.Y. -- Corning Incorporated (NYSE: GLW) today announced third-quarter sales of $1.006 billion, and that it incurred a net loss of $2.491 billion or $1.78 per share. This net loss includes a number of noncash special items that reduced Corning's results by $2.704 billion or $1.92 per share in the quarter.

"Our third-quarter results reflect Corning's highest level of sales since the fourth quarter of 2001," James R. Houghton, chairman and chief executive officer, said. "We are disappointed with the magnitude of the noncash accounting charges we took in the quarter, but we continue to be pleased with our sequential revenue improvement and our strong gross margin. We believe that our business strategy is working, and we are well on track to meet our performance objectives for the year," he said.

Corning's third-quarter net income was reduced by $2.704 billion or $1.92 per share as a result of the following:

..    Restructuring,  impairment  and other charges and credits of $1.794 billion
     ($1.798 billion after-tax and minority interest) primarily related to the previously announced impairment of goodwill and fixed assets in the Telecommunications segment.
..    A $50 million  gain to reflect the  decrease in the market value of Corning common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation.
..    A $4 million charge related to Corning's ongoing debt reduction program.
..    A $937 million  increase in the company's income tax expense as a result of
     the  company's   previously-announced   decision  to  provide  a  valuation
     allowance against a significant portion of its deferred tax assets.
..    A previously-announced  $35 million impairment of equity method investments
     in  the  Telecommunications   segment,   included  in  equity  earnings  of
     associated companies, net of impairments.
..    A $20 million gain  related to the final  settlement  of escrowed  proceeds from the fourth-quarter 2002 sale of Corning Precision Lens, recorded as income from discontinued operation.


                                     (more)

Corning Reports Third-Quarter Results
Page Two


Third-Quarter Operating Results
Corning's third-quarter sales of $1.006 billion increased 4 percent over the previous quarter's sales of $971 million. The sequential increase was the result of continued growth of the Display Technologies segment and stronger than expected sales in the Telecommunications segment.

The company's operating performance remained strong with gross margins reaching 40 percent versus 36 percent last quarter. Corning continued to record strong quarterly equity earnings from Samsung Corning Precision Glass Co., Ltd and Dow Corning Corporation.

Sales for the Display Technologies segment grew 6 percent to $295 million compared to $277 million for the second quarter. Liquid crystal display (LCD) glass volume grew sequentially 4 percent and year-over-year it increased greater than 70 percent. Pricing for the quarter remained stable. Net income for the segment increased 5 percent to $142 million from $135 million in the previous quarter.

Telecommunications segment sales were $412 million, a 5 percent improvement over second-quarter sales of $392 million. The segment recorded a net loss of $1.820 billion versus a net loss of $21 million in the previous quarter, primarily due to goodwill, fixed assets and equity method investment impairment charges of $1.837 billion. Fiber volume increased more than 20 percent sequentially while pricing was essentially flat. The segment's third-quarter results reflected the strength of the company's fiber and cable and hardware and equipment volumes in North America, principally driven by its participation in Verizon's ramp up of its fiber-to-the-premises project. Corning said that its fiber exports to China have been impacted by the recent anti-dumping preliminary determination but not to the levels originally anticipated.

Environmental Technologies segment sales for the third quarter were $136 million, a decline from the previous quarter's sales of $141 million. Quarterly sales were impacted by a recent slowdown in diesel products retrofit sales. Segment earnings were down primarily due to disappointing manufacturing performance and higher development spending on diesel products. The Life Sciences segment saw third-quarter revenues and earnings off slightly from the previous quarter.

Cash Flow/Liquidity Update
Corning ended the third quarter with $1.7 billion in cash and short-term investments, an increase from the previous quarter's balance of $1.6 billion. The improved cash flow performance was primarily due to the receipt of customer deposits and proceeds from divestitures. The company's debt-to-capital ratio increased to 42 percent versus 31 percent at the end of last quarter as a result of the loss in the third quarter.




                                     (more)

Corning Reports Third-Quarter Results
Page Three


"Putting aside the noncash accounting charges, we had a very strong third quarter," James B. Flaws, vice chairman and chief financial officer, said. "We surpassed a billion dollars in quarterly sales, we continued to improve our gross margins, and we again experienced strong cash flow," he said.

Fourth-Quarter Outlook
The company said that it expects fourth-quarter sales to be in the range of $950 million to $1 billion and earnings per share in the range of $0.10 to $0.12 before special items. This earning per share estimate is a non-GAAP financial measure and excludes any previously announced special items. A reconciliation of the non-GAAP financial estimate is on the company's Investor Relations web site and accompanies this news release. Corning expects that foreign exchange rates will remain stable, and that its gross margin will be in the range of 37 percent to 38 percent.

In its Display Technologies segment, Corning expects that its LCD glass sequential sales volume will increase between 3 percent and 10 percent, with continued stable pricing. The company expects to bring on some additional capacity this quarter, but it said that current customer demand exceeds Corning's ability to supply the market.

Wendell P. Weeks, president and chief operating officer, said that the consumer electronics industry has recently begun to reduce retail pricing on LCD monitors and LCD televisions. "We are now seeing some historically low prices for LCD monitors, which we believe in turn, will drive retail sales in the fourth quarter. It is our belief that the global LCD glass market volume will grow approximately 60 percent this year, and Corning's glass volume will grow 65 percent to 70 percent this year. It is important to note that the pace of growth is subject to normal business factors, including the level of inventory supply within the supply chain," Weeks said.

In the Telecommunications segment, the company anticipates that fourth-quarter fiber volumes will decline 10 percent to 20 percent, reflecting typical seasonal declines in North America and greater Europe, while volumes in China should be similar to the third quarter. Fourth-quarter pricing declines are expected to be less than 5 percent.

Presentation of Information in this News Release
Corning's earnings estimate for the fourth quarter is a non-GAAP financial measure as it excludes the impact of any potential gains or losses arising from previously announced restructuring actions; any potential gains or losses arising from debt repurchases or debt retirements; and any further adjustments to the asbestos settlement reserve required by movement in Corning's stock price. The company believes presenting earnings estimates that exclude these items is helpful in understanding Corning's operating results. This earnings estimate is reconciled on the company's website at www.corning.com/investor_relations and accompanies this news release.

                                     (more)

Corning Reports Third-Quarter Results
Page Four


About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, life sciences and semiconductor industries.

Third-Quarter Conference Call Information
The company will host a third-quarter conference call at 8:30 a.m. EST on Thursday, Oct.21. To access the call, dial (517) 308-9004. The password is Earnings. The leader is Sofio. A replay of the call will begin at approximately 10:30 a.m. EST and will run through 5 p.m. EST, Thursday, Nov. 4. To listen, dial (203) 369-1765, no pass code is required. To listen to a live audio webcast of the call at 8:30 a.m. on Thursday, Oct.21, please go to Corning's Web site and follow the instructions: http://www.corning.com/investor_relations. The audio webcast will be archived for one year following the call.

Forward-Looking and Cautionary Statements
This news release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers in the liquid crystal display industry and other businesses; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.


                                       ###

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited; in millions, except per share amounts)


                                                                  For the three months           For the nine months
                                                                   ended September 30,            ended September 30,
                                                                ------------------------       ------------------------
                                                                   2004           2003           2004            2003
                                                                ---------       --------       ---------      ---------
Net sales                                                       $   1,006       $    772       $   2,821      $   2,270
Cost of sales                                                         602            546           1,771          1,663
                                                                ---------       --------       ---------      ---------

Gross margin                                                          404            226           1,050            607

Operating expenses:
   Selling, general and administrative expenses                       153            147             479            447
   Research, development and engineering expenses                      88             80             257            258
   Amortization of purchased intangibles                                9             10              28             28
   Restructuring, impairment and other charges and
     (credits)                                                      1,794            (10)          1,794             90
   Asbestos settlement                                                (50)            51              16            388
                                                                ---------       --------       ---------      ---------

Operating loss                                                     (1,590)           (52)         (1,524)          (604)

Interest income                                                         6              7              16             24
Interest expense                                                      (36)           (36)           (109)          (118)
(Loss) gain on repurchases and retirement
  of debt, net                                                         (4)             2             (36)            19
Other income, net                                                       5              5               6             11
                                                                ---------       --------       ---------      ---------

Loss from continuing operations before income taxes                (1,619)           (74)         (1,647)          (668)
(Provision) benefit for income taxes                                 (985)            30            (997)           208
                                                                ---------       --------       ---------      ---------

Loss from continuing operations before minority
  interests and equity earnings                                    (2,604)           (44)         (2,644)          (460)
Minority interests                                                     (3)             2             (14)            72
Equity in earnings of associated companies, net of
  impairments                                                          96             75             310            194
                                                                ---------       --------       ---------      ---------

(Loss) income from continuing operations                           (2,511)            33          (2,348)          (194)
Income from discontinued operation                                     20                             20
                                                                ---------       --------       ---------      ---------
Net (loss) income                                               $  (2,491)      $     33       $  (2,328)     $    (194)
                                                                =========       ========       =========      =========

Basic (loss) earnings per common share from:
   Continuing operations                                        $   (1.79)      $   0.03       $   (1.70)     $   (0.15)
   Discontinued operation                                            0.01                           0.01
                                                                ---------       --------       ---------      ---------
Basic (loss) earnings per common share                          $   (1.78)      $   0.03       $   (1.69)     $   (0.15)
                                                                =========       ========       =========      =========

Diluted (loss) earnings per common share from:
   Continuing operations                                        $   (1.79)      $   0.02       $   (1.70)     $   (0.15)
   Discontinued operation                                            0.01                           0.01
                                                                ---------       --------       ---------      ---------
Diluted (loss) earnings per common share                        $   (1.78)      $   0.02       $   (1.69)     $   (0.15)
                                                                =========       ========       =========      =========

Certain amounts for 2003 were reclassified to conform with 2004 classifications.

See Notes to Consolidated Financial Statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
               (Unaudited; in millions, except per share amounts)



                                                                                         September 30,       December 31,
                                                                                             2004                2003
                                                                                        -------------       -------------
Assets

Current assets:
   Cash and cash equivalents                                                              $   1,147           $     833
   Short-term investments, at fair value                                                        592                 433
                                                                                          ---------           ---------
     Total cash, cash equivalents and short-term investments                                  1,739               1,266
   Trade accounts receivable, net                                                               538                 525
   Inventories                                                                                  498                 467
   Deferred income taxes                                                                         81                 242
   Other current assets                                                                         214                 194
                                                                                          ---------           ---------
       Total current assets                                                                   3,070               2,694

Investments                                                                                   1,233               1,045
Property, net                                                                                 3,505               3,620
Goodwill                                                                                        276               1,735
Other intangible assets, net                                                                    132                 166
Deferred income taxes                                                                           450               1,225
Other assets                                                                                    203                 267
                                                                                          ---------           ---------

Total Assets                                                                              $   8,869           $  10,752
                                                                                          =========           =========

Liabilities and Shareholders' Equity

Current liabilities:
   Loans payable                                                                          $     214           $     146
   Accounts payable                                                                             489                 333
   Other accrued liabilities                                                                  1,027               1,074
                                                                                          ---------           ---------
       Total current liabilities                                                              1,730               1,553

Long-term debt                                                                                2,438               2,668
Postretirement benefits other than pensions                                                     605                 619
Other liabilities                                                                               498                 412
Commitments and contingencies
Minority interests                                                                               30                  36
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
     Series C mandatory convertible preferred stock - Shares issued: 5.75 million;
     Shares outstanding: 637 thousand and 854 thousand                                           64                  85
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,418 million and 1,401 million                                             709                 701
   Additional paid-in capital                                                                10,342              10,298
   Accumulated deficit                                                                       (7,472)             (5,144)
   Treasury stock, at cost; Shares held: 17 million and 58 million                             (166)               (574)
   Accumulated other comprehensive income                                                        91                  98
                                                                                          ---------           ---------
       Total shareholders' equity                                                             3,568               5,464
                                                                                          ---------           ---------

Total Liabilities and Shareholders' Equity                                                $   8,869           $  10,752
                                                                                          =========           =========

Certain amounts for 2003 were reclassified to conform with 2004 classifications.

See Notes to Consolidated Financial Statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in millions)


                                                                For the three months ended    For the nine months ended
                                                                --------------------------           September 30,
                                                                   Sept. 30,    June 30,      ------------------------
                                                                     2004         2004          2004            2003
                                                                  ---------     --------      ---------      ---------
Cash flows from operating activities:
   (Loss) income from continuing operations                       $ (2,511)     $   108        $ (2,348)    $   (194)
   Adjustments to reconcile net (loss) income from continuing operations to net cash provided by operating activities:
     Amortization of purchased intangibles                               9            9              28           28
     Depreciation                                                      119          120             359          363
     Restructuring, impairment and other charges and (credits)       1,794          (34)          1,794           90
     Asbestos settlement                                               (50)          47              16          388
     Loss (gain) on repurchases and retirement of debt, net              4            9              36          (19)
     Undistributed earnings of associated companies                   (107)         (63)           (199)         (84)
     Minority interests, net of dividends paid                           3           11              14          (76)
     Deferred taxes                                                    974            5             939         (259)
     Interest expense on convertible debentures                          1            1               4           15
     Restructuring payments                                            (18)         (22)            (74)        (201)
     Income tax refund                                                                                           191
     Customer deposits                                                 100                          100
     Changes in certain working capital items:
        Trade accounts receivable                                       14          (26)            (29)           5
        Inventories                                                    (19)          (1)            (52)          73
        Other current assets                                           (32)           4             (25)          34
        Accounts payable and other current liabilities,
          net of restructuring payments                                 35           60              29         (228)
     Other, net                                                         20           34              51          (60)
                                                                  --------      -------        --------     --------
Net cash provided by operating activities                              336          262             643           66
                                                                  --------      -------        --------     --------

Cash flows from investing activities:
   Capital expenditures                                               (254)        (168)           (556)        (204)
   Net proceeds from sale of businesses                                100                          100            9
   Net proceeds from sale or disposal of assets                         11           26              46           39
   Net increase in long-term investments and other
     long-term assets                                                                                             (4)
   Short-term investments - acquisitions                              (263)        (404)           (969)      (1,426)
   Short-term investments - liquidations                               296          230             810        1,481
   Restricted investments - liquidations                                 1            3               6           16
                                                                  --------      -------        --------     --------
Net cash used in investing activities                                 (109)        (313)           (563)         (89)
                                                                  --------      -------        --------     --------

Cash flows from financing activities:
   Net repayments of loans payable                                    (102)          (7)           (111)        (160)
   Proceeds from issuance of long-term debt, net                        46                          442
   Repayments of long-term debt                                         (4)          (9)           (154)      (1,100)
   Proceeds from issuance of common stock, net                           9           13              33          651
   Cash dividends to preferred shareholders                             (1)          (3)             (6)         (15)
   Proceeds from the exercise of stock options                           7           15              34
                                                                  --------      -------        --------     --------
Net cash provided by (used in) financing activities                    (45)           9             238         (624)
                                                                  --------      -------        --------     --------
Effect of exchange rates on cash                                         1           (4)             (4)          30
                                                                  --------      -------        --------     --------
Net (decrease) increase in cash and cash equivalents                   183          (46)            314         (617)
Cash and cash equivalents at beginning of period                       964        1,010             833        1,426
                                                                  --------      -------        --------     --------

Cash and cash equivalents at end of period                        $  1,147      $   964        $  1,147     $    809
                                                                  ========      =======        ========     ========

Certain amounts for 2003 were reclassified to conform with 2004 classifications.

See Notes to Consolidated Financial Statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


Effective with the first quarter of 2004, we have revised our reportable operating segments from Telecommunications and Technologies to Telecommunications, Display Technologies, Environmental Technologies, and Life Sciences. Prior year information has been restated to conform with this revision.


                                               Telecom-      Display    Environmental   Life   Unallocated   Consolidated
                                              munications Technologies  Technologies  Sciences   and Other       Total
                                              ----------- ------------  ------------- -------- -----------   ------------
For the three months ended September 30, 2004
Net sales                                      $   412      $   295       $    136     $     75   $     88    $  1,006
Research, development and engineering
  expenses (1)                                 $    21      $    22       $     23     $      9   $     13    $     88
Restructuring, impairment and other charges
  and (credits)                                $ 1,802                                            $     (8)   $  1,794
Interest expense (2)                           $     9      $    15       $      7     $      1   $      4    $     36
(Provision) benefit for income taxes           $    (9)     $   (39)                   $     (1)  $   (936)   $   (985)
(Loss) income before minority interests and
  equity (losses) earnings (3)(4)              $(1,785)     $    74                    $      2   $   (895)   $ (2,604)
Minority interests (5)                                                                                  (3)         (3)
Equity in (losses) earnings of associated
  companies, net of impairments (6)                (35)          68                                     63          96
Income from discontinued operations                                                                     20          20
                                               -------      -------       --------     --------   --------    --------
Net (loss) income                              $(1,820)     $   142       $      0     $      2   $   (815)   $ (2,491)
                                               =======      =======       ========     ========   ========    ========

For the three months ended September 30, 2003
Net sales                                      $   370      $   144       $    121     $     70   $     67    $    772
Research, development and engineering
  expenses (1)                                 $    25      $    12       $     22     $      7   $     14    $     80
Restructuring, impairment and other charges
  and (credits)                                $    (2)                                           $     (8)   $    (10)
Interest expense (2)                           $    16      $     9       $      5                $      6    $     36
(Provision) benefit for income taxes           $    16      $   (13)      $     (2)    $     (1)  $     30    $     30
(Loss) income before minority interests and
  equity earnings (3)(4)                       $   (28)     $    25       $      2     $      3   $    (46)   $    (44)
Minority interests (5)                                                                                   2           2
Equity in (losses) earnings of associated
   companies, net of impairments                     1           39              1                      34          75
                                               -------      -------       --------     --------   --------    --------
Net (loss) income                              $   (27)     $    64       $      3     $      3   $    (10)   $     33
                                               =======      =======       ========     ========   ========    ========

For the nine months ended September 30, 2004
Net sales                                      $ 1,116      $   802       $    418     $    233   $    252    $  2,821
Research, development and engineering
  expenses (1)                                 $    69      $    57       $     64     $     27   $     40    $    257
Restructuring, impairment and other charges
  and (credits)                                $ 1,797                                            $     (3)   $  1,794
Interest expense (2)                           $    41      $    37       $     17     $      4   $     10    $    109
(Provision) benefit for income taxes           $    25      $   (97)      $     (5)    $     (6)  $   (914)   $   (997)
(Loss) income before minority interests
  and equity (losses) earnings (3)(4)          $(1,853)     $   191       $     10     $     12   $ (1,004)   $ (2,644)
Minority interests (5)                               1                                                 (15)        (14)
Equity in (losses) earnings of associated
  companies, net of impairments (6)                (32)         204                                    138         310
Income from discontinued operations                                                                     20          20
                                               -------      -------       --------     --------   --------    --------
Net (loss) income                              $(1,884)     $   395       $     10     $     12   $   (861)   $ (2,328)
                                               =======      =======       ========     ========   ========    ========

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)



                                               Telecom-      Display    Environmental   Life    Unallocated  Consolidated
                                              munications Technologies  Technologies  Sciences   and Other       Total
                                              ----------- ------------  ------------- --------  -----------  ------------
For the nine months ended September 30, 2003
Net sales                                      $ 1,069      $   396       $    353     $    215   $    237    $  2,270
Research, development and engineering
  expenses (1)                                 $    95      $    36       $     63     $     21   $     43    $    258
Restructuring, impairment and other charges
  and (credits)                                $   (30)                                           $    120    $     90
Interest expense (2)                           $    59      $    27       $     15     $      4   $     13    $    118
(Provision) benefit for income taxes           $    46      $   (30)      $     (6)    $     (7)  $    205    $    208
(Loss) income before minority interests
  and equity (losses) earnings (3)(4)          $  (141)     $    60       $     11     $     15   $   (405)   $   (460)
Minority interests (5)                                                                                  72          72
Equity in (losses) earnings of associated
  companies, net of impairments (6)                (10)          94                                    110         194
                                               -------      -------       --------     --------   --------    --------
Net (loss) income                              $  (151)     $   154       $     11     $     15   $   (223)   $   (194)
                                               =======      =======       ========     ========   ========    ========


(1) Non-direct research, development and engineering expenses are allocated based upon direct project spending for each segment.
(2) Interest expense is allocated to segments based on a percentage of segment net operating assets. Consolidated subsidiaries with independent capital structures do not receive additional allocations of interest expense.
(3) Many of Corning's administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments primarily as a percentage of sales.
(4) (Loss) income before minority interests and equity (losses) earnings includes an allocation of depreciation of corporate property, plant and equipment not specifically identifiable to a segment. Related depreciable assets are not allocated to segment assets.
(5) Minority interests includes the following restructuring, impairment and other charges and (credits):
          For the three and nine months ended September 30, 2004, gains from the sale of assets of Corning Asahi Video Products Company in excess of assumed salvage value of $4 and $17, respectively.
          For the nine months ended September 30, 2003, charges of $59 related to impairment of long-lived assets of Corning Asahi Video Products Company.
(6) Equity in (losses) earnings of associated companies, net of impairments includes the following charges related to impairments of equity investments in the Telecommunications segment:
          $35 million for the three and nine months ended September 30, 2004.
          $7 million for the nine months ended September 30, 2003.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


A  reconciliation  of reportable  segment net (loss) income to consolidated  net
(loss) income follows:


                                                               For the three months               For the nine months
                                                                ended September 30,               ended September 30,
                                                            ------------------------           ------------------------
                                                              2004            2003               2004            2003
                                                            ---------      ---------           ---------      ---------
Net income (loss) of reportable segments                    $  (1,676)     $      43           $  (1,467)     $      29
Non-reportable operating segments net income (loss) (1)             9             (1)                 10            (48)
Unallocated amounts:
    Non-segment loss and other (2)                                 (3)            (4)                (10)           (33)
    Non-segment restructuring, impairment and
       other (charges) and credits                                  1             (3)                  5            (13)
    Asbestos settlement                                            50            (51)                (16)          (388)
    Interest income                                                 6              7                  16             24
    (Loss) gain on repurchases of debt                             (4)             2                 (36)            19
    (Provision) benefit for income taxes (3)                     (934)            19                (931)           152
    Equity in earnings of associated companies, net
       of impairments (4)                                          40             21                  81             64
    Income from discontinued operations                            20                                 20
                                                            ---------      ---------           ---------      ---------
Net (loss) income                                           $  (2,491)     $      33           $  (2,328)     $    (194)
                                                            =========      =========           =========      =========

(1) Non-reportable operating segments net income (loss) includes the results of non-reportable operating segments.
(2) Non-segment loss and other includes the results of non-segment operations and other corporate activities.
(3) (Provision) benefit for income taxes includes taxes associated with non-segment restructuring, impairment and other charges and $937 for the impact of establishing a valuation allowance against certain deferred tax assets in the third quarter of 2004.
(4) Equity in earnings of associated companies, net of impairments includes amounts derived from corporate investments, primarily Dow Corning Corporation.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1.   Restructuring, Impairment and Other Charges and (Credits)

In the third quarter of 2004, we recorded net charges of $1,794 million ($1,798 million after-tax and minority interest) included in restructuring, impairment and other charges and (credits). A summary of the charges/(credits) follows:

(a) Telecommunications segment charges totaling $1,802 million included the following:

     . Goodwill - Pursuant to Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," goodwill is required to be tested for impairment annually at the reporting unit level. The reporting unit for our Telecommunications segment goodwill is our Telecommunications operating segment. While our annual goodwill recoverability assessment is completed in the fourth quarter, it is the culmination of our annual strategic planning process that runs from June to October. Management performed an assessment in the third quarter of 2004 and reviewed the outcome with Corning's board of directors on October 6, 2004. The result of this strategic review is that we have lowered our estimates and projections for the long-term revenue growth of the Telecommunications segment.

          Based on our updated estimates for the long-term growth of the Telecommunications segment, management concluded that the fair value of the Telecommunications segment was below its carrying amount. Accordingly, we recorded an impairment charge of $1,420 million to reduce the carrying value of goodwill to its estimated fair value of approximately $120 million.

     . Fixed Assets - As a result of the lowered long-term outlook for the Telecommunications segment discussed above, Corning recorded asset impairment charges of $374 million in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." These charges primarily relate to the permanent abandonment of the unfinished phase II expansion of the Concord, North Carolina optical fiber plant. This portion of the facility was only partially completed before Corning mothballed the entire Concord plant in October 2002.

     . Loss on sale of business - Corning completed the previously-announced sale of its frequency controls business for net proceeds of $80 million and recorded a loss of $14 million.

     . Other - Corning recorded net credits of $6 million for adjustments to prior years' restructuring and impairment charges.

(b) In the third quarter of 2004, Corning completed the final sale of Corning Asahi Video Products Company assets to Henan Anyang CPT Glass Bulb Group, Xinyi Electronic Glass, Co., LTD, a Chinese corporation. In connection with this asset sale, Corning recorded a gain of $8 million before minority interest.

2.   Asbestos Settlement

On March 28, 2003, we announced that we had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against us and Pittsburgh Corning Corporation ("PCC"), which might arise from PCC products or operations. Accordingly, we recorded a charge of $298 million in the first quarter of 2003. The charge included the value of 25 million shares of Corning common stock that we will contribute as part of the settlement. Also at that time, we indicated that any changes in the value of our common stock contribution would be recognized in our quarterly results through the date of contribution to the settlement trust. As required, we recorded a mark-to-market credit of $50 million in the third quarter of 2004 reflecting the decrease in Corning's common stock from June 30 to September 30, 2004. Beginning with the first quarter of 2003, we have recorded total net charges of $429 million to reflect the initial settlement and to mark-to-market the value of our common stock. We will make our contributions to the settlement trust under the agreement after the plan is approved, becomes effective and is no longer subject to appeal.

3.   Long-Term Debt

In the third quarter of 2004, we issued 6 million shares of common stock and paid $4 million in cash in exchange for 57,500 of our 3.5% convertible debentures with a book value of $58 million. In accordance with SFAS No. 84, "Induced Conversions of Convertible Debt," Corning recognized a charge of $4 million reflecting the fair value of the incremental consideration given (i.e., the cash) beyond those required by the terms of the debentures.

4.   Provision for Income Taxes

In the third quarter of 2004, we increased our tax expense by $937 million as a result of the company's decision to establish a valuation allowance against a significant portion of its deferred tax assets, primarily in the U.S. We performed an assessment of positive and negative evidence regarding the realization of our net deferred tax assets as required by SFAS No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. SFAS 109 further requires that "greater weight be given to previous cumulative losses than the outlook for future profitability when determining whether deferred tax assets can be used."

We  have  incurred   significant  losses  in  the  U.S.  due  primarily  to  the restructuring and impairment charges and operating losses in our Telecommunications segment over the last four years. As a result of the third quarter impairment charges and the lowering of our long-term outlook for the Telecommunications segment, our largest U.S. business, we concluded that a valuation allowance against these tax assets is required until realization is more assured.

5.   Equity Investments

In the third quarter of 2004, Corning recorded impairment charges of $35 million to write-down certain Telecommunications segment equity-method investments to their estimated fair value. As a result of Corning's revised Telecommunications segment outlook, we determined that these investments were no longer strategic assets. Accordingly, we recorded a charge to fully impair the book values of our investments in these entities. These impairment charges are included in "equity in earnings of associated companies, net of impairments" in the statements of operations.

6.   Discontinued Operation

In the third quarter of 2004, we reached a final settlement agreement with 3M Company for disbursement of funds held in escrow as part of our December 2002 sale of our precision lens business. Accordingly, we recognized a gain of $20 million upon receipt of these proceeds. This gain is included in "income from discontinued operation" in the statements of operations.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           QUARTERLY SALES INFORMATION
                            (Unaudited; in millions)


                                                                     2004
                                                     -----------------------------------

                                                                    Three
                                                                 Months Ended                 Nine Months
                                                     -----------------------------------         Ended
                                                      March 31      June 30     Sept. 30       Sept. 30
                                                      --------      -------     --------       --------
Telecommunications
   Fiber and cable                                   $    149     $    192      $   202        $    543
   Hardware and equipment                                 163          200          210             573
                                                     --------     --------      -------        --------
                                                          312          392          412           1,116

Display Technologies                                      230          277          295             802

Environmental Technologies                                141          141          136             418

Life Sciences                                              79           79           75             233

Other
   Conventional video components                            2                                         2
   Other businesses                                        80           82           88             250
                                                     --------     --------      -------        --------
                                                           82           82           88             252

Total                                                $    844     $    971      $ 1,006        $  2,821
                                                     ========     ========      =======        ========

                                                                                  2003
                                                     --------------------------------------------------------------
                                                                    Three Months Ended
                                                     ------------------------------------------------
                                                      March 31      June 30     Sept. 30      Dec. 31       Total
                                                      --------      -------     --------      -------       -----
Telecommunications
   Fiber and cable                                   $    193     $    178      $   209      $   180      $    760
   Hardware and equipment                                 141          154          151          166           612
   Photonic technologies                                   18           15           10           11            54
                                                     --------     --------      -------      -------      --------
                                                          352          347          370          357         1,426

Display Technologies                                      117          135          144          199           595

Environmental Technologies                                115          117          121          123           476

Life Sciences                                              73           72           70           66           281

Other
   Conventional video components                           25           24           14            2            65
   Other businesses                                        64           57           53           73           247
                                                     --------     --------      -------      -------      --------
                                                           89           81           67           75           312

Total                                                $    746     $    752      $   772      $   820      $  3,090
                                                     ========     ========      =======      =======      ========

The above supplemental information is intended to facilitate analysis of Corning's businesses.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Nine Months Ended September 30, 2004
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's earnings excluding certain items for the third quarter is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. The company believes presenting earnings estimates that exclude these items is helpful in understanding Corning's operating results. This non-GAAP measure is not in accordance with and should not be considered an alternative of measurements required under generally accepted accounting principles (GAAP). A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                                            Per         Income Before         Net
                                                                           Share        Income Taxes        Income
                                                                         -------        -------------      --------
Earnings per share (EPS) and net income,
  excluding certain items                                                $  0.14          $    129         $    213

Certain items:
     Restructuring, impairment and other charges and (credits) (a)         (1.28)           (1,794)          (1,798)

     Asbestos settlement (b)                                                0.04                50               50

     (Loss) gain on repurchases and retirement of debt, net (c)                                 (4)              (4)

     (Provision) benefit for income taxes (d)                              (0.67)                              (937)

     Equity in earnings of associated companies, net of impairments (e)    (0.02)                               (35)

     Income from discontinued operations (f)                                0.01                                 20
                                                                         -------          --------         --------

Total EPS and net income                                                 $ (1.78)         $ (1,619)        $ (2,491)
                                                                         =======          ========         ========


(a) Corning recorded charges of $1.794 billion in the third quarter of 2004. The following charges are associated with its Telecommunications segment:
     $1.420 billion to impair goodwill; $374 million to impair certain fixed assets; and $14 million for the completion of the sale of the frequency controls business. Also in the third quarter of 2004, Corning completed the final sale of Corning Asahi Video Products Company assets to Henan Anyang CPT Glass Bulb Group, Xinyi Electronic Glass, Co., LTD. and recorded a gain of $8 million before minority interest. Lastly, Corning recorded net credits of $6 million for adjustments to prior year restructuring and impairment charges.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. This portion of the asbestos liability requires quarterly adjustment based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the third quarter of 2004, Corning recorded a credit of $50 million for the change in its common stock price of $11.08 at September 30, 2004 compared to $13.06, the common stock price at June 30, 2004.

(c) From time to time, Corning may repurchase or retire debt, which could result in a gain or loss during the quarter. In the third quarter of 2004, Corning retired certain amounts of its 3.5% convertible bonds due 2008, resulting in a loss of $4 million.

(d) In the third quarter of 2004, Corning increased income tax expense by $937 million as a result of the company's previously-announced decision to provide a valuation allowance against a significant portion of its deferred tax assets.

(e) This amount reflects charges for impairments of certain non-strategic equity method investments in Corning's Telecommunications segment.

(f) This gain relates to the final settlement of the sale of Corning's precision lens business to 3M Company.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended December 31, 2004
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's earnings estimate excluding certain items for the third quarter is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. The company believes presenting earnings estimates that exclude these items is helpful in understanding Corning's operating results. This non-GAAP measure is not in accordance with and should not be considered an alternative of measurements required under generally accepted accounting principles (GAAP). A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                                                            Range
                                                                                  ----------------------
Guidance: Earnings per share (EPS) excluding certain items                        $0.10            $0.12

Certain items excluded from guidance:

     Asbestos settlement (a)

     Restructuring, impairment and other charges and (credits) (b)

     (Loss) gain on repurchases and retirements of debt, net (c)                  -----            -----

Earnings per share

        ----------------------------------------------------------------
        This schedule will be updated as additional announcements occur.
        ----------------------------------------------------------------

(a) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. The common stock will be contributed to the trust, after the plan has been approved by the asbestos claimants and bankruptcy court. The portion of the asbestos liability to be settled in common stock requires adjustment each quarter based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the fourth quarter of 2004, Corning will record a charge or credit for the change in its common stock price as of December 31, 2004 compared to $11.08, the common stock price at September 30, 2004.

(b) From time to time, Corning may need to make adjustments to estimates used in the determination of prior year restructuring and impairment charges, which could result in a gain or loss during the quarter.

(c) From time to time, Corning may repurchase or retire debt, which could result in a gain or loss during the quarter.


Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's third quarter guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.